JOHN A. BRADEN & COMPANY, P.C.

Members of the Texas Society of Certified Public Accountants

Certified Public Accountants
Members of PCPS & Center for Audit Quality

Members of the American Institute of Certified Public Accountants

August 3, 2010

British Columbia Securities Commission
Alberta Securities Commission
TSX Venture Exchange

Dear Sirs:

Re: **USA Video Interactive Corp.** (the "*Company*")
Notice Pursuant to NI 51-102 – Change of Auditor

As required by the National Instrument 51-102 and in connection with our resignation as auditor of the Company as of August 3, 2010, we have reviewed the information contained in the Company's Notice of Change of Auditor, dated August 3, 2010, and agree with the information contained therein, based upon our knowledge of the information relating to the said notice and of the Company at this time.

Yours truly yours,

John A. Braden & Company, PC

Tel. 281•873•5005 • Fax 281•873•5383 • 12941 Interstate 45 North • Suite 422 • Houston, Texas 77060